Filed pursuant to Rule 424(b)(7)

Registration No. 333-278769

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated July 22, 2025)

Zeo Energy Corp.

This Prospectus Supplement No. 1 supplements the prospectus dated July 22, 2025, included in Post-Effective No. 3 to a registration statement that we filed with the SEC (the “Prospectus”) covering the registering for resale by the selling securityholders named in the Prospectus of up to 40,118,434 shares of our Class A Common Stock described in the Prospectus.

The purpose of this Prospectus Supplement No. 1 is solely to supplement and amend the “Selling Securityholders” section commencing on page 118 of the Prospectus to reflect in the Selling Securityholders table transfers from a selling securityholder identified in the Prospectus of certain of such selling securityholders’ shares of Class A Common Stock to other entities and individuals which as a result of such transfers are being being added as a selling securityholders.

This Prospectus Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement No. 1 and not otherwise defined herein have the meanings specified in the Prospectus.

Our Class A Common Stock is quoted on the Nasdaq Capital Market under the symbol “ZEO.” On August 20, 2025, the last reported sale price of our Class A Common Stock on the Nasdaq Capital Market was $2.09 per share. You are urged to obtain current market quotations for the Class A Common Stock.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 21, 2025.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of up to 40,118,434 shares of Class A Common Stock, which includes:

●	4,000,004 outstanding shares of Class A Common Stock issued to the Sponsor and certain former holders of ESGEN Class B ordinary shares, issued to such holders at an equity consideration value of $10.00 per share;

●	50,000 outstanding shares of Class A Common Stock issued to Piper Sandler & Co. at an equity consideration value of $5.00 per share;

●	1,838,430 shares of Class A Common Stock issuable upon exchange of an equivalent number of Convertible OpCo Preferred Units and Class V Common Stock issued to the Sponsor pursuant to the Sponsor Subscription Agreement at an equity consideration value of $10.00 per share;

●	33,730,000 shares of Class A Common Stock issuable upon exchange of an equivalent number of Exchangeable OpCo Units and Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement at an equity consideration value of $10.00 per share; and

●	500,000 shares of Class A Common Stock issuable to Sun Managers, LLC upon potential forfeiture of an equivalent number of shares of Class A Common Stock previously issued to Sponsor and certain former holders of ESGEN Class B ordinary shares at an equity consideration value of $10.00 per share.

The selling securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. All the securities offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the selling securityholders’ interest in the Class A Common Stock other than through a public sale. Such selling securityholders may currently hold shares of our Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part, or may receive shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part upon cancellation of shares of Class V Common Stock.

The below table provides additional details regarding the selling securityholders. The percentages are based on 54,987,797 shares of Class A Common Stock as of August 20, 2025, which reflects 31,026,297 shares of Class A Common Stock issued and outstanding and assumes the exchange of 23,961,500 shares of Class V Common Stock into 23,961,500 shares of Class A Common Stock, including the exchange of all shares of Class V Common Stock held by the selling securityholders.

	Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering(12)
Name of Selling Holders	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%
SANJAY BISHNOI(1)	80,000	*	0	0%
LARRY L HELM(1)	80,000	*	0	0%
MARK M JACOBS(2)	80,000	*	0	0%
IKE CLAYPOOL	17,947	*	0	0%
SCOTT CRIST	17,947	*	0	0%
CLAY DAVIS	35,898	*	0	0%
DONLIN FINANCIAL LLC	44,877	*	0	0%
KENNY FENG	44,874	*	0	0%
MICHAEL HANDEL & KELLY HANDEL	17,947	*	0	0%
HUNDY HOLDINGS LLC	17,950	*	0	0%
JJN INVESTMENTS NO 2 LP	35,898	*	0	0%
KRIS VAN NORMAN	17,947	*	0	0%
DENNIS RAINOSEK	17,947	*	0	0%
DAVID ROSENFIELD	17,947	*	0	0%
GERALD W SCHLIEF	44,874	*	0	0%
SOUTHPAW INTERESTS LLC	44,874	*	0	0%
STACIE FERGUSON EXEMPT TRUST	17,947	*	0	0%

	Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering(13)
Name of Selling Holders	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%
WADE HAMPTON PARTNERS LP	44,874	*	0	0%
WISE FAMILY HOLDINGS LP	62,820	*	0	0%
ESGEN LLC(3)	5,095,866	9.27%	0	0%
Southern Crown Holdings, LLC(4)	5,900,478	10.73%	0	0%
LAMADD LLC(5)	5,900,478	10.73%	0	0%
JKae Holdings, LLC(6)	5,515,664	10.03%	0	0%
Clarke Capital, LLC(7)	5,515,664	10.03%	0	0%
LCB Trust(8)	2,308,883	4.20%	0	0%
Live Your Label, LLC(9)	218,653	*	0	0%
Triple E Companies USA LLC(10)	218,653	*	0	0%
Sun Managers, LLC(11)	6,819,072	12.40%	0	0%
PIPER SANDLER & CO.	50,000	*	0	0%
GABE inc.(12)	350,000	*	0	0%
warrior voice(12)	40,000	*	0	0%
benson smith llc(12)	26,491	*	0	0%
Mosiah murdock llc(12)	26,730	*	0	0%
ellis industries llc(12)	400,000	*	0	0%
easton ventures llc(12)	20,250	*	0	0%
shmaaks enterprises llc(12)	29,566	*	0	0%
cepedaescobedo enterprises llc.(12)	44,370	*	0	0%
Trevor durnell(12)	35,578	*	0	0%
experience design llc(12)	16,850	*	0	0%
scoop enterprises LLC(12)	10,833	*	0	0%
lyle reyes(12)	38,287	*	0	0%
southern porch estates(12)	100,000	*	0	0%
stirling adams(12)	175,000	*	0	0%
josh koukouthakis	9,250	*	0	0%
RAUL GONZALEZ	9,250	*	0	0%

*	Indicates beneficial ownership of less than 1%.

(1)	Mr. Bishnoi is a former director of ESGEN.
(2)	Mr. Jacobs is a director of Zeo.
(3)	Consists of 3,595,866 shares of Class A Common Stock and 1,500,000 shares of Class A Common Stock issuable upon the conversion of Class V Common Stock. James P. Benson, a director of Zeo, Michael C. Mayon and Andrea Bernatova are the managers of ESGEN LLC, and each of them disclaims beneficial ownership over any securities owned by ESGEN LLC in which he or she does not have any pecuniary interest.
(4)	Anton Hruby, the former Chief Operating Officer of Sunergy, is the beneficial owner of these shares. Consists of (i) 1,500,000 shares of Class A Common Stock and (ii) 4,400,478 shares of Class A Common Stock issuable upon the conversion of 4,400,478 shares of Class V Common Stock.
(5)	Gianluca Guy, the Chief Installation and Strategy Officer and formerly a director of Zeo, is the beneficial owner of these shares. Consists of (i) 1,500,000 shares of Class A Common Stock and (ii) 4,400,478 shares of Class A Common Stock issuable upon the conversion of 4,400,478 shares of Class V Common Stock.

(6)	Kalen Larsen, the Chief Operating Officer of Zeo, is the beneficial owner of these shares. Consists of (i) 2,500,000 shares of Class A Common Stock and (ii) 3,015,664 shares of Class A Common Stock issuable upon the conversion of 3,015,664 shares of Class V Common Stock.
(7)	Brandon Bridgewater, the Chief Sales Officer of Zeo, is the beneficial owner of these shares. Consists of (i) 3,000,000 shares of Class A Common Stock and (ii) 2,515,664 shares of Class A Common Stock issuable upon the conversion of 2,515,664 shares of Class V Common Stock.
(8)	Timothy Bridgewater, the Chief Executive Officer and director of Zeo, is the beneficial owner of these shares. Consists of (i) 750,000 shares of Class A Common Stock and (ii) 1,558,883 shares of Class A Common Stock issuable upon the conversion of 1,558,883 shares of Class V Common Stock.
(9)	Consists of 218,653 shares of Class A Common Stock issuable upon the conversion of 218,653 shares of Class V Common Stock.
(10)	Consists of 218,653 shares of Class A Common Stock issuable upon the conversion of 218,653 shares of Class V Common Stock.
(11)	Consists (i) 167,545 shares of Class A Common Stock and (ii) 6,651,527 shares of Class A Common Stock issuable upon the conversion of 6,651,527 shares of Class V Common Stock held by Sun Managers, LLC for which Timothy Bridgewater is the beneficial owner. Sun Managers, LLC is expected to use such shares in connection with a management equity program. Mr. Bridgewater disclaims beneficial ownership over any such shares held by Sun Managers, LLC. As of the date of this Prospectus Supplement No. 1, Sun Managers has distributed an aggregate of 1,332,455 shares of Class A Common Stock to certain of the selling securityholders listed in this table.
(12)	The shares of Class A Common Stock held by this selling securityholder were distributed to such selling securityholder by Sun Managers, LLC.
(13)	Assumes that all shares of Class A Common Stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling securityholders acquire additional shares of Class A Common Stock after the date of this Prospectus Supplement No. 1 and prior to completion of this offering.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of Class A Common Stock.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of securities registered on its behalf. A selling securityholder may sell or otherwise transfer all, some, or none of such securities in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the selling securityholders, see “Certain Relationships and Related Person Transactions.”

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